INTERIM SUB-ADVISORY AGREEMENT

December 31, 2008

Golden Capital Management, LLC

5 Resource Square, Suite 150

10715 David Taylor Drive

Charlotte, NC  28262

Ladies and Gentlemen:

The Interim Sub-Advisory Agreement between Evergreen Investment Management Company, LLC ("EIMC") and Golden Capital Management, LLC (the "Sub-Adviser") dated October 20, 2008 (the "First Interim Sub-Advisory Agreement") is expected to terminate on or after the date hereof due to the change of control of EIMC that resulted from the merger of Wachovia Corporation, parent of EIMC, with Wells Fargo & Company.  The Trust and EIMC intend to enter into a new Interim Investment Advisory and Management Agreement immediately upon the termination of the First Interim Advisory Agreement.

This letter agreement is intended by the parties to constitute a Second Interim Sub-Advisory Agreement (the “Second Interim Sub-Advisory Agreement”) between EIMC and Sub-Adviser pursuant to Rule 15a-4(b)(1) under the Investment Company Act of 1940 with terms, except as expressly set forth below, identical to the First-Interim Sub-Advisory Agreement

            1.         This Second Interim Sub-Advisory Agreement will become effective upon the termination of the First Interim Sub-Advisory Agreement.

[Signature page follows.]

            If the foregoing correctly sets forth your understanding of our agreement, please so indicate by signing and returning to EIMC the enclosed copy hereof, whereupon this letter shall become a binding agreement between us.

Very truly yours,

By: ______________________

Name: Catherine F. Kennedy

Title:   Assistant Secretary

ACCEPTED AND AGREED TO:

Golden Capital Management, LLC

By: ______________________

Name:  Robert B. Carroll

Title:    General Counsel, Chief Compliance Officer